                                                                      EXHIBIT 12

                                                  1998      1997      1996
Earnings
     Earnings before Income Taxes                 509,305   190,171   (110,480)
     Interest Expense                              78,166    90,765     95,482
     Interest factor in operating leases (1)       13,999    10,421      7,825
     Amortization capitalized interest              7,535     7,969      7,354
                                                  ----------------------------

     Earnings available for fixed charges         609,005   299,236        181

Fixed Charges
     interest expense                              78,166    90,765     95,482
     capitalized interest                           4,996     9,959     11,716
                                                  ----------------------------

     interest incurred                             83,162   100,724    107,198
     interest factor in operating leases (1)       13,999    10,421      7,825
                                                  ----------------------------

     Total fixed charges                           97,161   111,145    115,023

Ratio of earnings to fixed charges                   6.27      2.69       0.00

(1) Management estimates one-third of current year operating lease payments to be the interest factor in such rentals.